Exhibit 10.1

FIRST AMENDMENT

TO

THE CHILDREN’S PLACE, INC.

FOURTH AMENDED AND RESTATED

2011 EQUITY INCENTIVE PLAN

This First Amendment (this “Amendment”) of The Children’s Place, Inc. Fourth Amended and Restated 2011 Equity Incentive Plan (the “Plan”) is effective as of May 6, 2026. All terms used but not defined herein shall have the meaning set forth in the Plan.

RECITALS

WHEREAS, the Board of Directors (the “Board”) of The Children’s Place, Inc. (the “Company”) has determined that it is advisable and in the best interest of the Company and its stockholders to amend the Plan to increase the aggregate number of shares of Common Stock reserved for issuance under the Plan by 1,200,000 shares, and the Amendment was submitted to the holders of the outstanding stock of the Company (the “Stockholders”) and such Stockholders have approved the adoption of this Amendment.

AGREEMENT

NOW, THEREFORE, the Plan is hereby amended as follows:

1. Section 5(b) of the Plan is hereby amended and restated in its entirety as follows:

(b) Awards granted under the Plan shall be subject to the following limitations: (i) subject to Section 12 of the Plan and subsection (e) below, no more than 4,515,000 shares of Common Stock may be delivered in the aggregate pursuant to Awards granted under the Plan; (ii) subject to Section 12 of the Plan, no more than 750,000 shares of Common Stock may be subject to grants of Options or SARs under the Plan to any single Participant during any calendar year; (iii) subject to Section 12 of the Plan, no more than 2,000,000 shares of Common Stock may be delivered pursuant to the exercise of Incentive Stock Options granted under the Plan; (iv) the maximum amount that can be paid to any individual Participant for a single fiscal year during a Performance Period (or with respect to each single year in the event a Performance Period extends beyond a single year) pursuant to a Performance Award denominated in cash described in Section 11(a) of the Plan shall be $10,000,000.